                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement      [_]  Confidential, for Use of the
                                           Commission Only (as Permitted by Rule
                                           14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12


                               TIBCO Software Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[_]  $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

       (2)  Form, Schedule or Registration Statement No.:

       (3)  Filing Party:

       (4)  Date Filed:

      Notes:

[LOGO] Logo of Tibco

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 11, 2002

                               -----------------

TO THE STOCKHOLDERS OF TIBCO SOFTWARE INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation, will be held on April 11, 2002 at 10:00 a.m. local time at our headquarters located at 3165 Porter Drive, Palo Alto, California, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

      1. To elect nine directors to serve until our next annual meeting of stockholders, or until their successors are duly elected and qualified.

      2. To amend our 1996 Stock Option Plan to increase the number of shares of our common stock reserved for issuance thereunder by 4.5 million shares (the "Additional Shares"), and to modify the provisions related to the number of shares of our common stock reserved for issuance under the 1996 Stock Option Plan such that the Additional Shares may only be issued pursuant to the Employee Stock Purchase Program included in the 1996 Stock Option Plan.

      3. To amend our 1998 Director Option Plan to increase the number of shares of our common stock reserved for issuance thereunder by 2.0 million shares.

      4. To amend our 1998 Director Option Plan to change the number of shares of our common stock for automatic annual option grants to: (i) new members of our Board of Directors from 150,000 shares to 100,000 shares; and (ii) re-elected members of our Board of Directors from 60,000 shares to 40,000 shares.

      5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending November 30, 2002.

      6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on February 11, 2002 are entitled to notice of, and to vote at, the Annual Meeting.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose; call the toll-free number indicated on the enclosed proxy card and vote; or go to the website indicated on the enclosed proxy card and vote as promptly as possible. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card or voted telephonically or via the Internet.

                                          By Order of the Board of Directors,
                                          /s/ Robert P. Stefanski
                                          --------------------------------------
                                                   Robert P. Stefanski
                                                        Secretary

Palo Alto, California
March 6, 2002

                                   IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE TELEPHONICALLY OR VIA THE INTERNET AS INDICATED ON THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURNED A PROXY OR VOTED TELEPHONICALLY OR VIA THE INTERNET.

                            YOUR VOTE IS IMPORTANT

   Stockholders of record or "registered stockholders" can vote:

   By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

   By Telephone: Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

   By Internet:  Go to the website indicated on the enclosed proxy and follow the instructions provided.

   If your shares are held in "street" name, that is in the custody of a financial institution or other holder of record, your vote is controlled by that institution or holder. Some institutions may also offer telephone voting or Internet voting as well as returning the proxy card by mail. Specific instructions are printed directly on your proxy card.

   Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                               -----------------

                              PROXY STATEMENT FOR
                      2002 ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 11, 2002, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal executive offices located at 3165 Porter Drive, Palo Alto, California 94304. We intend to mail this proxy statement and accompanying proxy card on or about March 6, 2002 to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

   Stockholders of record at the close of business on February 11, 2002 are entitled to notice of and to vote at the Annual Meeting. At the close of business on February 11, 2002, we had outstanding and entitled to vote 203,086,124 shares of common stock, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Votes Required for Approval

   The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date, February 11, 2002, is necessary to attain a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. For purposes of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting.

   In the election of directors, the nine nominees receiving the highest number of affirmative votes shall be elected. The remaining proposals must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the subject matter of the proposal.

How to Vote Your Shares

   YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

Stockholders of record or "registered stockholders" can vote:

   By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

   By Telephone: Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

   By Internet:  Go to the website indicated on the enclosed proxy and follow the instructions provided.

   If your shares are held beneficially in "street" name through a nominee such as a financial institution or other holder of record, your vote is controlled by that institution or holder. Your vote may also be cast by telephone, by Internet, as well as by mail if your financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

   Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

   We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

   Any proposal of a stockholder which is intended to be presented by such stockholder at our 2003 Annual Meeting of Stockholders must be received by us no later than November 1, 2002 in order for such proposal to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Stockholder proposals received by us after that time will be considered untimely.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with our Secretary at our principal executive office, 3165 Porter Drive, Palo Alto, California 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Additional Information

   We have provided herewith without charge, to each stockholder of record as of February 11, 2002, a copy of our Annual Report on Form 10-K for fiscal 2001, including the attached Financial Statements, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities and Exchange Act of 1934, as amended.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

   A board of nine directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nine nominees named below. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified. During fiscal 2001, the following individuals served on our Board of Directors:
Vivek Y. Ranadive, Peter Job, David Ure, Philip Wood, Edward Kozel, Donald J. Listwin, Michelangelo Volpi, Yogen Dalal, Matthew J. Szulik and Larry Sonsini. Mr. Listwin resigned from our Board of Directors on August 31, 2001, and Mr. Kozel resigned on September 26, 2001.

   The name of and certain information regarding each nominee are set forth below. There are no family relationships among our directors or executive officers.

                 Name                   Age (1)       Position with our Company
                 ----                   ------- --------------------------------------
Vivek Y. Ranadive......................   44    President, Chief Executive Officer and
                                                Chairman of the Board
Philip Green...........................   48    Director Nominee
Naren Gupta............................   53    Director Nominee
Peter Job..............................   60    Director
William A. Owens.......................   61    Director Nominee
Larry W. Sonsini.......................   61    Director
Matthew J. Szulik......................   45    Director
Michelangelo Volpi.....................   35    Director
Philip K. Wood.........................   46    Director

--------
(1) As of March 1, 2002

   Vivek Y. Ranadive has served as our President, Chief Executive Officer and Chairman of the Board since our inception in January 1997. From 1985 to 1997, Mr. Ranadive served as the Chairman and Chief Executive Officer of Teknekron Software Systems, Inc., our predecessor company. Mr. Ranadive is a member of the Board of Directors of WebEx Communications, Inc., a company which provides real-time communications infrastructure for web meetings. In addition, Mr. Ranadive served as President, Chief Executive Officer and Chairman of the Board of TIBCO Finance Technology Inc. ("TFT"), a wholly owned subsidiary of Reuters Group PLC ("Reuters"), a major stockholder of ours, from TFT's inception until December 1998. Mr. Ranadive received his B.S. in electrical engineering and computer science and his M.S. in engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard University.

   Philip Green has been employed with Reuters since January 2001 and currently serves as its Chief Operating Officer. Mr. Green served on the Board of Directors of Reuters Trading Solutions PLC from 1999 until 2000. Prior to joining Reuters from 1996 to 1999, Mr. Green served as Chief Operating Officer of DHL Worldwide Network NV/SA. In addition, Mr. Green has served on the Board of Directors of SKF Group since 2000.

   Naren Gupta has been employed with WindRiver Systems, Inc. since February 2000 and currently serves as its Vice-Chairman of the Board of Directors. In addition, Dr. Gupta is on the Board of Directors of Numerical Technologies, Inc., Speedera Networks, Inc., Quick Eagle Networks, Moonlight Systems, Inc., MobileWebSurf Inc. and AppMail, Inc. Prior to joining WindRiver Systems, Inc., Dr. Gupta was Chief Executive Officer and President of Integrated Systems Inc. from 1980 until 1994 and Chairman of its Board of Directors from 1992 until 2000. Dr. Gupta holds an M.S. in engineering from the California Institute of Technology and a Ph.D. in engineering from Stanford University.

   Peter Job has been one of our directors since June 2000. Mr. Job became an outside independent director on September 26, 2001 following his resignation from Reuters. From 1963 through July 2001, Mr. Job was employed by Reuters, most recently as its Chief Executive. In addition, Mr. Job serves on the Board of Directors for Glaxo Smith Kline PLC, Schroders PLC, Shell Transport & Trading PLC and Instinet Group Inc. Mr. Job received his B.A. in modern languages from Exeter College, Oxford University.

   William A. Owens has been employed with Teledesic LLC since August 1998 and currently serves as its Co-Chief Executive Officer and Vice Chairman. Mr. Owens spearheads Teledesic's business development and government marketing activities. Mr. Owens also serves as Chief Executive Officer of Teledesic Holdings Ltd. From August 1996 to August 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens also served as the Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments, Commander of the U.S. Sixth Fleet, senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney, and director of the Office of Program Appraisal for the Secretary of the Navy. Mr. Owens holds a B.S. degree in mathematics from the U.S. Naval Academy. Mr. Owens also holds a B.A. degree and an M.A. degree in politics, philosophy and economics from Oxford University as well as an M.B.A. in management from George Washington University.

   Larry W. Sonsini has been one of our directors since May 1997. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati since 1966 and currently serves as its Chairman and Chief Executive Officer. Mr. Sonsini also serves on the Board of Directors of Brocade Communications Systems, Inc., Commerce One, Inc., Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic, Inc., Novell, Inc., PIXAR and Simplex Solutions, Inc. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.

   Matthew J. Szulik has been one or our directors since April 2000. Mr. Szulik has over 20 years of success leading technology ventures. Since 1998, Mr. Szulik has been employed by Red Hat, Inc., a global leader in open source software solutions and currently serves as its Chief Executive Officer, President and Director. Prior to joining Red Hat, Inc., Mr. Szulik served as President of Relativity Technologies from 1997-1998 and as President of Sapiens International from 1996-1997. Mr. Szulik holds a B.S. degree in Natural Science from St. Anselm College.

   Michelangelo Volpi has been one of our directors since September 2000. Since 1994, Mr. Volpi has been employed by Cisco, serving in various capacities. Mr. Volpi is currently the Senior Vice President of the Internet Switching and Services Group at Cisco. Before joining Cisco, Mr. Volpi spent three years at Hewlett-Packard's Optoelectronics Division, serving as a product development engineer and product marketing manager. In addition, Mr. Volpi also serves on the Board of Directors of Equinix, Inc. Mr. Volpi has B.S. and M.S. degrees in Mechanical Engineering and a M.B.A. degree, all from Stanford University.

   Philip K. Wood has been one of our directors since our inception. Since September 1990, Mr. Wood has been employed by Reuters and currently serves as Managing Director of Business Development. Prior to joining Reuters, Mr. Wood was a partner at Price Waterhouse, a predecessor to PricewaterhouseCoopers LLP. Mr. Wood is currently on the Board of Directors of Atriax Limited, Pedestal and Blackbird, and until June 2000 was on the Board of Directors of Instinet Corporation. He is a fellow of the Institute of Chartered Accountants and a member of the Association of Corporate Treasurers. Mr. Wood received his M.A. in physics from Balliol College, Oxford University.

   Reuters currently has the right under a Stockholders Agreement (the "Stockholders Agreement") to nominate three of our nine directors so long as it holds 40% or more of our outstanding shares of voting stock. If Reuters holds less than 40% but at least 25% of our voting shares, Reuters will have the right to nominate two directors. If Reuters holds less than 25% but at least 10% of our voting shares, Reuters will have the right to nominate one director. If the total number of our directors is increased and if Reuters then holds more than 40%, between 25% and 40% or between 10% and 25% of our outstanding shares of voting stock, Reuters will have the right to nominate the lowest number of directors such that Reuters-nominated directors constitute at least one-third, two-ninths or one-ninth of the Board of Directors, respectively. In accordance with the Stockholders Agreement, Messrs. Green and Wood were nominated for election to the Board of Directors by Reuters.

Director Compensation

   Currently, our 1998 Director Option Plan provides for option grants to each of our non-employee directors as follows: an initial grant upon first being elected to the board of an option to purchase 150,000 shares of common stock, and an annual automatic grant of 60,000 shares for each year of service thereafter. In the event Proposal No. 4 is approved by our stockholders, our non-employee directors shall receive an initial grant upon first being elected to the board of an option to purchase 100,000 shares of common stock and an annual automatic grant of 40,000 shares for each year of service thereafter. All options vest annually over a three-year period, beginning on the date of the grant. Directors do not receive any cash compensation for serving on our Board of Directors.

Board Meetings and Committees

   The Board of Directors held a total of six meetings (including regularly scheduled and special meetings) during fiscal 2001 and also took certain actions by written consent. No incumbent director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors while he served on the board, and (ii) the total number of meetings held by all committees on which he served, except that: Mr. Sonsini attended 66% of the board meetings, Mr. Szulik attended 63% of the board and committee meetings on which he served, and Mr. Volpi attended 71% of the board and committee meetings on which he served.

   Our Board of Directors has standing Audit, Compensation and Nominating Committees, which assist the Board of Directors in the discharge of its responsibilities.

   The Audit Committee reviews our financial statements and our internal financial reporting systems and controls with our management and independent accountants, and reviews other matters relating to our relationship with our accountants. Members of the Audit Committee are elected by the board and serve for one-year terms. From December 1 to April of fiscal 2001, the Audit Committee consisted of Messrs. Wood, Kozel and Dalal. Mr. Szulik joined the Audit Committee in April 2001, replacing Mr. Dalal. Mr. Kozel served as a member of the Audit Committee until his resignation on September 26, 2001. Mr. Dalal re-joined the Audit Committee in February 2002. Currently our Audit Committee consists of Messrs. Wood, Dalal and Szulik. The Audit Committee held four meetings during fiscal 2001. The Annual Report of the Audit Committee appears hereafter under the Caption "Proposal No. 5--Report of the Audit Committee of the Board of Directors."

   The Compensation Committee reviews and approves the annual salary and bonus for each executive officer consistent with the terms of any applicable employment arrangements, reviews, approves and recommends terms and conditions for all employee benefit plans, and administers our stock option plans. Pursuant to the Stockholders Agreement, Reuters has the right to nominate one member to our Compensation Committee. Members of the Compensation Committee other than the Reuters representative are appointed by the Board of Directors and serve one-year terms. From December 1 to August 31 of fiscal 2001, the Compensation Committee consisted of Messrs. Dalal, Wood and Listwin. Mr. Listwin resigned from our Board of Directors on August 31, 2001. Currently our Compensation Committee consists of Messrs. Dalal and Wood. The Stock Option

Subcommittee of the Compensation Committee, comprised during fiscal 2001 of Messrs. Dalal and Listwin, reviews and approves stock option grants to employees and consultants. Mr. Listwin resigned from the Stock Option Subcommittee on August 31, 2001. Following Mr. Listwin's resignation, all stock option grants were reviewed and approved by the full board. Subsequent to the completion of this Annual Meeting of Stockholders, we will replace Mr. Listwin on the Compensation Committee and the Stock Option Subcommittee. The Compensation Committee held eight meetings during fiscal 2001. The Annual Report of the Compensation Committee appears hereafter under the Caption "Proposal No. 5--Report of the Compensation Committee of the Board of Directors."

   The Nominating Committee reviews, evaluates and proposes prospective board members to our Board of Directors. The Nominating Committee considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intent to do so on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by us. Any proposal of a stockholder which is intended to be presented by such stockholder at our 2003 Annual Meeting of Stockholders must be received by us no later than November 1, 2002 in order for such proposal to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Such notice must include the information specified in our bylaws, a copy of which may be obtained from our Secretary. During fiscal 2001, the Nominating Committee consisted of Messrs. Job, Ranadive and Volpi. The Nominating Committee held one meeting during fiscal 2001 and all three members of the committee attended the meeting.

Required Vote

   The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. The proxies cannot be voted for a greater number of persons than nine.


  RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RE-ELECTION OF MESSRS. RANADIVE, JOB, SONSINI, SZULIK, VOLPI AND WOOD AND "FOR" THE ELECTION OF MESSRS. GREEN, GUPTA AND OWENS AS OUR DIRECTORS.

                                PROPOSAL NO. 2

                      AMENDMENT OF 1996 STOCK OPTION PLAN

General

   Our 1996 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders and provides for: (i) the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the granting to employees and consultants of nonstatutory stock options; and (iii) the participation of eligible employees in a salary deferral employee stock purchase program, or "ESPP," intended to qualify under
Section 423 of the Code. A total of 83,322,497 shares of our common stock, plus an annual increase equal to the least of (i) 60 million shares, (ii) 5% of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors, are reserved for issuance under the 1996 Stock Option Plan (the "Plan Shares"). As of December 1, 2001, a total of 21,446,237 Plan Shares, of which we intend to reserve 2,500,000 shares for the ESPP, remained available for future grant.

Proposal

   In December 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1996 Stock Option Plan to increase the number of shares of our common stock reserved for issuance thereunder by 4.5 million shares (the "Additional Shares"), which Additional Shares would be specifically allocated to the ESPP. The Board of Directors also adopted, subject to stockholder approval, an amendment to modify the provisions related to the number of shares of our common stock reserved for issuance under the 1996 Stock Option Plan such that the Additional Shares may only be issued pursuant to the ESPP. All of the share numbers in Proposal No. 2 will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock or other similar event that occurs between the date of this Proxy Statement and the date of the Annual Meeting.

   We are experiencing a period of rapid growth, and must continue to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel in order to remain competitive. Competition for these people in the software and technology industries is intense. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees, and the availability of an adequate number of shares for issuance under the ESPP is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

   The proposed amendment will assure that a sufficient reserve of common stock remains available for issuance under the ESPP in order to allow us to continue to utilize equity incentives to attract and retain the services of key individuals and other personnel essential to our long-term growth and financial success. We believe that equity incentives, such as those provided by our ESPP, are necessary for us to remain competitive in the marketplace for key employees. The board believes that increasing the number of shares available under the ESPP will enable us to continue its policy of encouraging employee equity participation by enabling employees to purchase our common stock at a discount from the market price through voluntary payroll deductions. Additionally, given the current limit on the number of shares that may be issued in a given period, the board believes this increase in shares will be sufficient to continue the ESPP without need for additional shares for approximately two years.

Summary of the 1996 Stock Option Plan

   The following summary of the 1996 Stock Option Plan is qualified in its entirety by the specific language of the 1996 Stock Option Plan, a copy of which is available to any stockholder upon written request to our Secretary.

   Purpose. Our Board of Directors adopted the 1996 Stock Option Plan to enable our employees and consultants to own shares and take advantage of the tax benefits allowed to employer stock plans by the Internal Revenue Code of 1986, as amended (the "Code").

   Shares reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan is 83,322,497 plus an annual increase to be added on the first day of our fiscal year beginning in 2000 equal to the lesser of:

      .   60,000,000 Shares,

      .   5% of the outstanding Shares on such date, or

      .   an amount determined by the Board.

   The shares may be authorized but unissued or reacquired shares. We will adjust the number of shares available for grant under the 1996 Stock Option Plan (and any outstanding options and the per-person numerical limits on options) as appropriate to reflect any stock splits, stock dividends, recapitalizations or other changes to our capital structure. In the event Proposal No. 2 is approved by the stockholders, the number of shares of common stock reserved for issuance under the ESPP of our 1996 Stock Option Plan will increase by 4.5 million.

   Plan Administration. A committee (the "Committee") appointed by our Board of Directors administers the Plan. The Committee will always consist of at least two directors who are "nonemployee directors" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act") and "outside directors" under
Section 162(m) of the Internal Revenue Code (the "Code").

   The Committee has final authority to interpret any provision of the Plan or any grant made under the Plan.

   Eligibility. Employees and consultants, or the employees and consultants of our parent or subsidiaries are eligible to receive nonstatutory stock options ("NSOs"). Only employees or any parent or subsidiaries are eligible to receive incentive stock options ("ISOs"). An individual who has received one or more options is referred to in this prospectus as a "participant."

   The Committee selects the employees and consultants who receive options under the Plan.

   Description of Options. The Committee has complete discretion to determine the terms of each option and the number of shares covered by each option, except that no single participant may receive options covering more than a total of 2,250,000 shares during any fiscal year. However, in connection with his or her initial service, the Committee may grant a participant an option(s) to purchase up to an additional 2,250,000 shares which will not count against the 2,250,000 limit described above. Also, the total fair market value of the shares (as of the date of grant) with respect to which ISOs are exercisable for the first time by any participant during any calendar year (under all of our plans and our affiliates' plans) may not exceed $100,000.

   Type of Stock Option Grants Permitted. The Plan permits us to grant ISOs and NSOs. After we grant an option, the principal differences to the participant between an ISO and a NSO relate to federal income tax consequences.

   Written Agreements. A written agreement (an "option agreement") between the optionholder and us represents each option that the Committee awards under the Plan. The option agreement will include the following information:

      .   The exercise price of the option,

      .   The expiration date of the option,

      .   The number of shares covered by the option,

      .   Any conditions to the exercise of the option, and

      . Any other terms and conditions that the Committee determines in its sole discretion.

   The option agreement also will specify whether the option is an ISO or a NSO.

   Exercise Price. The Committee determines the option exercise price of each option. However, the exercise price may not be less than the fair market value of the shares on the date of grant. Under certain circumstances, the exercise price for an ISO may not be less than 110% of the fair market value on the date of grant.

   The Committee determines the fair market value as provided in the Plan, but fair market value generally is the closing sale price of the Shares on the applicable date.

   Each option is exercisable at the time or times and under the restrictions and conditions that the Committee determines in its discretion. After an option has been granted, the Committee may accelerate the exercisability of the option. In addition, the following special rules apply:

   Effect of Dissolution. In the event of a proposed dissolution or liquidation, all outstanding options will automatically terminate immediately prior to the consummation of the dissolution or liquidation. The Committee may in its discretion, however, accelerate the exercisability of any option under the Plan in such event.

   Effect of Merger on Asset Sale. If there is a proposed sale of all or substantially all of our assets, or a merger with or into another corporation, the successor corporation (or a parent or subsidiary of the successor corporation) may assume or substitute each outstanding option. In the event that the successor corporation does not agree to assume or substitute the outstanding options, the options will become fully vested and exercisable even as to shares which otherwise would not be vested or exercisable.

   Expiration. The Committee determines all expiration provisions that apply to options. In the case of ISOs, the term may not exceed ten years from the date of grant.

   Upon the termination of an optionholder's employment or consulting relationship with us, he or she may exercise his or her option to the extent it was exercisable at the date of termination for a period of time the Committee determines, but in no event after the expiration of the original term of the option. In the case of an ISO, the period for exercise following termination may not exceed 90 days (or one year if the termination is the result of death or disability). An employment or consulting relationship will not be considered terminated in the event of certain leaves of absence or transfers between us and our affiliated entities. In addition, if an employee's status with us changes from employee to consultant, any unexercised ISO held automatically convert to a NSO on the 91st day after the change of status.

   As noted above, in the event of a proposed dissolution or liquidation, all outstanding options will automatically terminate immediately prior to the consummation of the liquidation or dissolution. The Committee may in its discretion, however, accelerate the exercisability of any option under the Plan in such event.

  U.S. Federal Income Tax Consequences

   Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Long-term capital gains are grouped and netted by holding periods. Net capital gains tax on assets held for more than twelve months is currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also our officer, director, or 10% Stockholder. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

   Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains tax on assets held for more than twelve months is capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

   The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us. Different rules may apply if the purchaser is our officer, director, or 10% Stockholder.

   Awards under the ESPP. No income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the offering period or more than one (1) year from the date of transfer of the stock to the participant (the "Statutory Holding Periods"), then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. Net capital gains tax on assets held for more than twelve months is capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If the shares are sold or otherwise disposed of before the expiration of the Statutory Holding Periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding periods. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the Statutory Holding Periods described above.

   The foregoing is only a summary of the effect of federal income taxation upon optionees, participants in the ESPP and us with respect to the grant and exercise of options and the purchase of stock in the ESPP under the 1996 Stock Option Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

  Participation in the 1996 Stock Option Plan.

   The grant of options under the 1996 Stock Option Plan to employees, including our Chief Executive Officer, our four other most highly compensated executive officers determined as of the end of the last fiscal year, and one other person who would have been named as one of the other four most highly compensated executive officers except that he resigned prior to the end of our fiscal year (hereafter referred to as the "Named Executive Officers"), is subject to the discretion of the Committee. As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 1996 Stock Option Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1996 Stock Option Plan. The following table sets forth information with respect to the grant of options to and the purchase of common stock under the ESPP by the Named Executive Officers, to all current executive officers as a group and to all other employees as a group during fiscal 2001, each pursuant to the 1996 Stock Option Plan.

                                                    Number of                        Number of
                                                    Securities                      Securities
                                                Underlying Options Exercise Price Purchased under Purchase Price
Name of Individual and Position                      Granted       ($ per Share)     the ESPP     ($ per Share)
-------------------------------                 ------------------ -------------- --------------- --------------
Vivek Y. Ranadive..............................      2,250,000         $11.57               --           --
  President and Chief Executive Officer

Paul G. Hansen(1)..............................             --             --            6,000        $4.25
  Executive Vice President and Chief
  Financial Officer

Frank J. Bergandi(2)...........................        280,000           8.00            5,002         4.25
  Executive Vice President, Worldwide Sales
  and Field Operations

Rajesh U. Mashruwala...........................             --             --            5,894         4.25
  Executive Vice President,
  Sales and Marketing

Robert P. Stefanski............................             --             --            5,952         4.25
  Executive Vice President, General Counsel
  and Secretary

Christopher G. O'Meara(3)......................             --             --               --           --
  Executive Vice President and Chief
  Financial Officer

All directors and executive officers as a group
  (7 persons)..................................      2,530,000          11.18(4)        26,876         4.25

All other employees as a group.................     16,075,805          13.16(4)     1,013,579         6.30(4)

--------
(1) Resigned as an officer effective April 17, 2001. From the fiscal year ended November 30, 2000 and until his resignation, Mr. Hansen served as our Executive Vice President and Chief Financial Officer.
(2) Mr. Bergandi served as our Senior Vice President, Worldwide Sales and Field Operations prior to his promotion to Executive Vice President, Worldwide Sales and Field Operations in November 2000.
(3) From December 1, 2000 until August 28, 2001 of our fiscal year, Mr. O'Meara was our Vice President of Finance. Mr. O'Meara was promoted to Executive Vice President and Chief Financial Officer on August 29, 2001. Mr. O'Meara was our acting Chief Financial Officer from April to August 29, 2001.
(4) Represents a weighted average per share exercise or purchase price.

Required Vote
   The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the amendment to the 1996 Stock Option Plan.

  RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1996 STOCK OPTION PLAN.

                                PROPOSAL NO. 3

                    AMENDMENT OF 1998 DIRECTOR OPTION PLAN
                   TO INCREASE THE NUMBER OF SHARES RESERVED

General

   Our 1998 Director Option Plan was adopted by our Board of Directors and approved by our stockholders and provides for the granting of Nonstatutory Stock Options to directors of: (1) 150,000 shares upon the date on which such person first becomes an outside director and (2) 60,000 shares each year on the date of the annual meeting of stockholders, as more specifically defined in the summary below. A total of 2,475,000 shares of our common stock are reserved for issuance under the 1998 Director Option Plan. As of November 30, 2001, a total of 415,000 shares of our common stock remained available for future grant.

Proposal

   In December 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1998 Director Option Plan to increase the number of shares of our common stock reserved for issuance thereunder by 2.0 million shares. All of the share numbers in Proposal No. 3 will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or other similar event that occurs between the date of this Proxy Statement and the date of the Annual Meeting.

   The proposed amendment is intended to afford us greater flexibility in providing outside directors incentives to sit on our Board of Directors. Since our board members do not receive cash compensation for serving on our Board of Directors, providing our non-employee directors with stock incentives helps ensure that we can continue to provide appropriate incentives to attract and retain the best available personnel for service as our directors. Based on our present assumptions regarding the composition of our Board of Directors, we believe that the proposed increase in shares under our 1998 Director Option Plan will provide us with a sufficient pool of shares for approximately the next four years with respect to the compensation of non-employee directors.

Summary of the 1998 Director Option Plan

   The following summary of the 1998 Director Option Plan is qualified in its entirety by the specific language of the 1998 Director Option Plan, a copy of which is available to any stockholder upon written request to our Secretary.

   Purpose. The 1998 Director Option Plan was adopted by the Board of Directors (the "Board") in November 1998. The purpose of the 1998 Director Option Plan is to promote our interests and that of our stockholders by attracting and retaining highly qualified personnel for service as our outside directors, to provide additional incentive to our outside directors to serve as directors, and to encourage their continued service.

   The 1998 Director Option Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to the Employee Retirement Income Security Act of 1974.

   Shares of Stock Reserved for Issuance Under the 1998 Director Option
Plan. The 1998 Director Option Plan provides for the issuance of nonstatutory stock options to purchase up to 2,475,000 shares of common stock. In the event Proposal No. 3 is approved by our stockholders, the number of shares of common stock reserved for issuance under the 1998 Director Option Plan will increase by 2.0 million.

   Eligibility. Only non-employee directors, including representatives of Reuters and any of its designated wholly-owned subsidiaries or designated representatives (collectively "Outside Director") may receive option grants under the 1998 Director Option Plan.

   Plan Administration. Generally, the 1998 Director Option Plan shall be administered by a compensation committee appointed by the Board of Directors (the "Committee"). All grants of options under the 1998 Director Option Plan shall be made in accordance with the provisions of the 1998 Director Option Plan. The interpretation and construction of any provision of the 1998 Director Option Plan by the Committee shall be final and conclusive. Members of the Board of Directors are elected by the shareholders for terms of approximately one year and may be removed from office upon a sufficient vote of shareholders.

   Currently, the 1998 Director Option Plan generally provides for grants of options to be made in the following ways:

      (1) Each Outside Director shall be automatically granted an initial option to purchase 150,000 shares upon the date on which such individual first becomes an Outside Director. This initial option shall not be made to an employee director who ceases to be an employee director but remains a director.

      (2) Each Outside Director shall automatically be granted an option to purchase 60,000 shares on the date of the annual meeting of the shareholders of each year, provided he or she is an Outside Director on such date and has served for at least the preceding six months.

   Any Outside Director may decline to receive an automatic option grant.

   If Proposal No. 4 is approved, the initial option grant will be reduced to 100,000 shares and the automatic annual grant will be reduced to 40,000 shares.

  Terms Applicable to Options

   Written Agreements. Options granted under the 1998 Director Option Plan are evidenced by a written agreement between us and the director to whom the option is granted.

   Vesting Schedule. Each option grant shall become vested and exercisable in installments cumulatively with respect to 1/3rd of the optioned stock on each anniversary of the date of the grant, so that 100% of the optioned stock shall be vested and exercisable 3 years after the date of grant, subject to continued service as a director.

   Option Term.  Each option has a term of ten years from the date of grant.

   Exercise Price. The exercise price of options granted under the 1998 Director Option Plan is 100% of the fair market value of the common stock on the date the option is granted.

   Form of Payment. The consideration to be paid for shares issued upon exercise of an option shall be determined by the Committee and may consist of cash, check, surrender of certain other shares, "cashless exercise," or any combination of these forms of consideration. Funds received by us upon exercise of an option are used for general corporate purposes.

   Termination of Directorship. Generally, if the optionee's status as a director terminates for any reason (other than as a result of death or disability), the optionee may, but only within three months following the date of such event, exercise any option granted under the 1998 Director Option Plan but only to the extent such option was exercisable on the date of such event. To the extent that the option is not exercised within such three-month period, the option terminates.

   If the optionee's status as a director terminates as a result of his or her death or disability, the optionee or his legal representative may, but only within one year following the date of such event, exercise any option granted under the 1998 Director Option Plan but only to the extent such option was exercisable on the date of such event. To the extent that the option is not exercised within such one-year period, the option terminates.

   Notwithstanding the foregoing, options granted to Reuters are not affected by the termination, death or disability of any of its representative directors so long as Reuters or any of its affiliates, but excluding us, shall have the ability to nominate a director.

   Transferability of Options. Except for Reuters, an option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

   Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of issued shares of common stock without receipt of consideration by us, an appropriate adjustment will be made in the price of each option and in the number of shares subject to each option.

   Effect of our Dissolution or Liquidation. In the event of the proposed dissolution or liquidation, all outstanding options will terminate immediately before the consummation of such proposed action.

   Effect of Merger or Asset Sale. In the event of a sale of all or substantially all of our assets, or a merger with or into another corporation, each option shall be assumed or an equivalent option substituted by the successor corporation. Following such assumption or substitution, if the optionee's status as our director or director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the optionee, the option or options shall become fully vested and exercisable, including as to shares for which it would not otherwise be exercisable.

   If the successor corporation does not agree to assume or substitute for the option, the option shall become fully vested and exercisable, including as to shares for which it would not otherwise be exercisable. In the event of such acceleration of the option, the optionee shall have 30 days from the date of notice of the option's acceleration to exercise all or a portion of the option and the option shall terminate upon the expiration of such 30 day period.

   Amendment and Termination of the Plan. The board may amend or terminate the 1998 Director Option Plan at any time, but no such amendment or termination shall adversely affect any stock options then outstanding under the 1998 Director Option Plan, without the optionee's consent. To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), we will obtain shareholder approval of any amendment to the 1998 Director Option Plan in such a manner and to such a degree as required. Any such amendment or termination of the 1998 Director Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the 1998 Director Option Plan had not been amended or terminated. The 1998 Director Option Plan will terminate in 2009 unless earlier terminated as described above.

   Additional Considerations for our Affiliates. Certain of our officers and directors are considered Affiliates, as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell common stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions:
(i) the resale must be made through a broker in an unsolicited broker's transaction or in a direct transaction with a market maker, as those terms are defined under the Securities Exchange Act of 1934, as amended ("Exchange Act");
(ii) certain information about us must be publicly available; (iii) the amount of common stock sold in any three-month period must not exceed the limits of Rule 144(e); and, if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission. If the resale is pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.

  U.S. Federal Income Tax Consequences.

   The following is a brief summary of the effect of U.S. federal income taxation upon options granted under the 1998 Director Option Plan based on U.S. federal securities and income tax laws in effect on January 1, 2000.

   Nonstatutory Stock Options. With respect to NSOs: (i) no income is recognized by the director-optionee at the time the option is granted; (ii) generally, at exercise, ordinary income (subject to tax withholding) is recognized by the director-optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss.

   Note, that since the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, under certain limited circumstances the measurement and timing of ordinary income (and the commencement of any capital gain holding period) upon exercise may be deferred. The optionee is advised to contact a tax advisor concerning the application of Section 83 in general and the availability a Section 83(b) election in particular in connection with the exercise of the NSO.

   We are entitled to a tax deduction in the amount and at the time that the director-optionee recognizes ordinary income with respect to shares acquired upon exercise of a non-statutory option.

   The foregoing is only a summary of the effect of federal income taxation upon optionees and does not purport to be exhaustive and does not discuss the tax consequences of a participant's death or the provisions of any income tax laws of any municipality, state or foreign country in which an optionee may reside. An optionee should consult his or her own tax advisor regarding the taxation of these options.

  Participation in the 1998 Director Option Plan.

   Only non-employee directors, including representatives of Reuters and any of its designated wholly-owned subsidiaries or designated representatives ("Reuters' representatives"), are eligible to participate in the 1998 Director Option Plan, and accordingly all options to be granted in the future under the 1998 Director Option Plan will be granted to our non-employee directors and Reuters' representatives. Currently, the 1998 Director Option Plan generally provides for grants of options to be made in the following ways:

      (1) Each non-employee director shall be automatically granted an initial option to purchase 150,000 shares upon the date on which such individual first becomes a non-employee director. This initial option shall not be made to an employee director who ceases to be an employee director but remains a director.

      (2) Each non-employee director shall automatically be granted an option to purchase 60,000 shares on the date of the annual meeting of the stockholders of each year, provided he or she is a non-employee director on such date and has served for at least the preceding six months.

   Any non-employee director or Reuters' representative may decline to receive an automatic option grant. The exercise price of each option will be equal to the closing price of our common stock on the Nasdaq National Market on the date of grant. If Proposal No. 4 is approved, the initial option grant will be reduced to 100,000 shares and the automatic annual grant will be reduced to 40,000 shares.

Required Vote

   The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the amendment to the 1998 Director Option Plan.

  RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1998 DIRECTOR OPTION PLAN.

                                PROPOSAL NO. 4

   AMENDMENT OF 1998 DIRECTOR OPTION PLAN TO ADJUST SIZE OF AUTOMATIC GRANTS

Proposal

   In December 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to our 1998 Director Option Plan to change the number of shares of common stock for automatic annual option grants: (i) to new members of our Board of Directors from 150,000 shares to 100,000 shares; and (ii) to re-elected members of our Board of Directors from 60,000 shares to 40,000 shares. All of the share numbers in Proposal No. 4 will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock or other similar event that occurs between the date of this Proxy Statement and the date of the Annual Meeting.

   The proposed amendment is intended to adjust the amount of stock incentive compensation we provide to non-employee directors to reflect changes in market conditions. We have made industry comparisons of non-employee director compensation data to ensure that the compensation used in our 1998 Director Option Program is competitive for non-employee directors. We believe that the proposed decrease in initial grants and automatic annual grants are competitive and will enable us to continue to attract and retain the best available personnel for service as our directors.

Required Vote

   The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the amendment to the 1998 Director Option Plan.

  RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1998 DIRECTOR OPTION PLAN.

                                PROPOSAL NO. 5

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit our consolidated financial statements for the fiscal year ending November 30, 2002. PricewaterhouseCoopers LLP has been our independent accountants since we were established as a separate entity in January 1997. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to make a statement and respond to appropriate questions.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Audit Committee acts under a written charter which was amended, restated, adopted and approved by the Board of Directors in fiscal 2000 and included with our proxy statement for our April 26, 2001 Annual Meeting of Stockholders (the "Audit Committee Charter"). Each of the members of the Audit Committee, except Philip Wood, is independent, as defined by our standards as set forth in the Audit Committee Charter and the Nasdaq listing standards.

   Philip Wood is the chairman of the Audit Committee and is the Managing Director of Business Development at Reuters, our majority stockholder. Our Board of Directors believes that it is in our best interest to have Mr. Wood on the Audit Committee because Mr. Wood has substantial financial accounting expertise. Prior to his current position, he was Deputy Finance Director of Reuters and held a senior financial position at Reuters for 10 years. Prior to that he was a partner at Price Waterhouse and had 14 years of service at that firm.

   In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements for fiscal 2001. After appropriate review and discussion, the Board of Directors has determined that the Audit Committee had fulfilled its responsibilities under the Audit Committee Charter.

   The Audit Committee is responsible for recommending to the Board of Directors that our consolidated financial statements be included in our Annual Reports on Form 10-K. The Audit Committee took a number of steps in making this recommendation for fiscal 2001. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, our independent accountants for fiscal 2001, those matters the accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the accountants' independence with the accountants, and received a letter from the accountants concerning independence as required under applicable independence standards for accountants of public companies. The Audit Committee also discussed with the accountants the matters set forth in Statement on Auditing Standards No. 61. regarding the scope and results of the audit.

   The Audit Committee discussed with our independent accountants the overall scope and plans for their audit. The Audit Committee met with our independent accountants, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

   In addition, the Audit Committee has discussed with the independent accountants their independence from management and us, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Upon recommendation of the Audit Committee, and subject to stockholder approval, the Board recommended the engagement of PricewaterhouseCoopers LLP to audit our 2002 consolidated financial statements.

   Finally, the Audit Committee reviewed and discussed with management and the accountants our audited consolidated balance sheets at November 30, 2001 and 2000, and our statements of income, cash flows and stockholders' equity for fiscal 2001, 2000 and 1999. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2001, as filed with the Securities and Exchange Commission.

                        AUDIT COMMITTEE FEE DISCLOSURES

   Set forth below is a discussion of the fees billed to us by PricewaterhouseCoopers LLP during fiscal 2001:

Audit Fees

   Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for fiscal 2001 and for the review of our financial statements included in our quarterly reports on Form 10-Q for fiscal 2001 totaled $434,000.

All Other Fees

   Fees billed to us by PricewaterhouseCoopers LLP during fiscal 2001 for all other non-audit services rendered, including tax related services, totaled $1,744,000.

Financial Information Systems Design and Implementation Fees

   There were no fees billed to us by PricewaterhouseCoopers LLP for financial information systems design and implementation fees for fiscal 2001.

   The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing us with information technology services and other non-audit services, such as tax related services and has concluded that such services are compatible with PricewaterhouseCoopers LLP's independence from management and from us.

   All persons who spent more than fifty percent of their hours of employment on performing audits of us during fiscal 2001 were full-time permanent employees of PricewaterhouseCoopers LLP.

                                          AUDIT COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          Yogen K. Dalal
                                          Philip K. Wood
                                          Matthew J. Szulik

Required Vote

   The Board of Directors has conditioned its appointment of our independent accountants upon the receipt of the affirmative vote by the holders of a majority of the common stock present in person or represented by proxy and voting at the Annual Meeting. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent accountants will be reconsidered by the Board of Directors.

  RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 30, 2001 of:

      . each person or entity who we know to beneficially own five percent or more of the outstanding shares of our common stock;

      .   each of our directors and director nominees;

      . our Chief Executive Officer, our four other most highly compensated executive officers and one other person who would have been named as one of the other four most highly compensated executive officers except that he resigned prior to the end of our fiscal year (the "Named Executive Officers"); and

      .   all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

   Unvested options granted prior to our initial public offering in July 1999 are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price paid per share. In computing the number of shares beneficially owned by a person, the following shares are not included: (i) shares of common stock that will continue to be subject to our right of repurchase at the original exercise price paid per share for at least 60 days after November 30, 2001 and (ii) shares that are subject to options that are exercisable but will not be vested for at least 60 days after November 30, 2001.

   The address of each individual listed in the table is TIBCO Software Inc., 3165 Porter Drive, Palo Alto, CA 94304. The percentages in the table below are based on 201,817,139 shares of our common stock outstanding as of November 30, 2001. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has had sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                                          Shares       Percentage
                               Name                                 Beneficially Owned Ownership
                               ----                                 ------------------ ----------
Reuters Group PLC and related entities(1)..........................    122,275,573       60.59%
  85 Fleet Street
  London, EC4P 4AJ
Vivek Y. Ranadive(2)...............................................      9,254,350        4.58
Frank J. Bergandi(3)...............................................        326,574           *
Philip Green.......................................................             --           *
Naren Gupta........................................................             --           *
Rajesh U. Mashruwala(4)............................................        546,798           *
Christopher G. O'Meara(5)..........................................        224,029           *
William A. Owens...................................................             --           *
Robert P. Stefanski(6).............................................        485,724           *
Yogen K. Dalal(7)..................................................        299,051           *
Larry W. Sonsini(8)................................................        125,272           *
Matthew J. Szulik(9)...............................................         50,000           *
Michelangelo Volpi.................................................          3,000           *
Philip K. Wood.....................................................             --           *
Peter Job..........................................................             --           *
David Ure..........................................................             --           *
Paul Hansen(10)....................................................         56,439           *
All directors and executive officers as a group (17 persons)(11)...     11,404,010        5.65

--------
*   Less than one percent.

 (1) Represents shares held by Reuters Nederland B.V. Includes 9,469,278 shares reserved for sale to employees and consultants of TIBCO Finance Technology Inc. ("TFT"), a wholly-owned subsidiary of Reuters Group PLC ("Reuters") pursuant to the exercise by such employees and consultants of purchase rights granted or to be granted to them by Reuters. Also includes 5,508,995 shares subject to options exercisable within 60 days of November 30, 2001. Reuters has agreed to limit its voting power such that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of the our stockholders.

 (2) Includes 6,150,624 shares underlying options vested and exercisable within 60 days of November 30, 2001. Excludes 85,000 shares subject to our right of repurchase and 99,375 shares underlying options that are unvested but exercisable within 60 days of November 30, 2001. Includes 150,000 shares owned by the Anjali Dea Ranadive Trust, 150,000 shares owned by the Aneel Ryan Ranadive Trust, 150,000 shares owned by the Andre Vivek Ranadive Trust and 2,250,000 shares owned by the Ranadive Family Generation-Skipping Trust for an aggregate of 2,700,000 shares beneficially owned by Mr. Ranadive, a co-trustee.

 (3) Includes 332,075 shares underlying options vested and exercisable within 60 days of November 30, 2001. Excludes 143,752 shares underlying options that are unvested but exercisable within 60 days of November 30, 2001.

 (4) Excludes 140,627 shares subject to our right of repurchase.

 (5) Includes 177,842 shares underlying options vested and exercisable within 60 days of November 30, 2001. Excludes 177,155 shares underlying options that are unvested but exercisable within 60 days of November 30, 2001.

 (6) Includes an aggregate of 309,184 shares underlying options vested and exercisable within 60 days of November 30, 2001, of which 47,500 shares underlying options are pursuant to the TFT Stock Option Plan. Excludes 101,313 shares underlying options that are unvested but exercisable within 60 days of November 30, 2001.

 (7) Includes 20,000 shares underlying options vested and exercisable within 60 days of November 30, 2001. Includes 168,422 shares beneficially owned by the Dalal Revocable Trust.

 (8) Includes 110,001 shares underlying options vested and exercisable within 60 days of November 30, 2001.

 (9) Includes 50,000 shares underlying options vested and exercisable within 60 days of November 30, 2001.

(10) Resigned as an officer effective April 17, 2001. From the fiscal year ended November 30, 2000 and until his resignation, Mr. Hansen served as our Executive Vice President and Chief Financial Officer.

(11) Includes 7,130,712 shares underlying options vested and exercisable within 60 days of November 30, 2001. Excludes 288,194 shares subject to our right of repurchase and 566,127 shares underlying options that are unvested but exercisable within 60 days of November 30, 2001.

               EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Summary Compensation Table

   The following table sets forth information concerning the compensation we paid to the Named Executive Officers for services rendered during the last three fiscal years. Amounts under the "Annual Compensation Bonus" column include bonuses earned during the fiscal year indicated but deferred until a later year. In determining the amount of bonuses paid to the Named Executive Officers, the Compensation Committee considered our financial performance and the performance of the Named Executive Officers as compared to the performance of comparable companies and compensation data from such companies.

                                                                     Long-Term
                                                                    Compensation
                                                                       Awards
                                                                    ------------
                                                          Annual     Securities
                                                       Compensation  Underlying     All Other
Name and Principal Positions             Year  Salary     Bonus       Options      Compensation
----------------------------             ---- -------- ------------ ------------   ------------
Vivek Y. Ranadive....................... 2001 $293,100   $182,402    2,250,000             --
  President, Chief Executive             2000  300,000    530,822    3,000,000       $  8,500(1)
  Officer and Director                   1999  345,833    231,708           --             --

Frank J. Bergandi(2).................... 2001  244,250    152,002      280,000          9,344(1)
  Executive Vice President               2000  175,000         --      130,000        845,406(3)
  Worldwide Sales and Field Operations   1999  175,000         --       74,997        300,733(4)

Paul G. Hansen(5)....................... 2001  113,298         --           --        165,305(6)
  Former Executive Vice President and    2000  265,000    468,893      180,000         12,373(7)
  Chief Financial Officer                1999  258,333    140,000      112,497         12,818(8)

Rajesh U. Mashruwala.................... 2001  239,426    152,002           --          8,500(1)
  Executive Vice President               2000  250,000    442,351      810,000         11,875(9)
  Sales and Marketing                    1999  217,000    240,000      149,997          8,000(1)

Christopher G. O'Meara(10).............. 2001  242,343    152,911           --             --
  Executive Vice President and           2000  232,400    217,445       70,000             --
  Chief Financial Officer                1999  220,000     75,000       37,500             --

Robert P. Stefanski..................... 2001  244,250    152,002           --          8,500(1)
  Executive Vice President,              2000  250,000    442,351      255,000          8,500(1)
  General Counsel and Secretary          1999  241,667    140,000      217,497(11)      8,000(1)

--------
(1) Represents contributions made by us pursuant to the TIBCO 401(k) Savings Plan ("401(k)").
(2) Mr. Bergandi served as our Senior Vice President, Worldwide Sales and Field Operations prior to his promotion to Executive Vice President, Worldwide Sales and Field Operations in November 2000.
(3) Includes $837,406 for commissions earned as Senior Vice President, Worldwide Sales and Field Operations prior to Mr. Bergandi's promotion to Executive Vice President, Worldwide Sales and Field Operations, and $8,000 which represents contributions made by us pursuant to our 401(k).
(4) Includes $293,077 for commissions earned as Senior Vice President, Worldwide Sales and Field Operations prior to Mr. Bergandi's promotion to Executive Vice President, Worldwide Sales and Field Operations, and $7,656 which represents contributions made by us pursuant to our 401(k).
(5) Resigned as an officer effective April 17, 2001. From the fiscal year ended November 30, 2000 and until his resignation, Mr. Hansen served as our Executive Vice President and Chief Financial Officer.
(6) Includes $159,663 paid in connection with Mr. Hansen's resignation and $5,642 which represents contributions made by us pursuant to our 401(k).
(7) Includes $3,873 which was reimbursed for executive financial planning services and $8,500 which represents contributions made by us pursuant to our 401(k).
(8) Includes $4,818 which was reimbursed for executive financial planning services and $8,000 which represents contributions made by us pursuant to our 401(k).

(9) Includes $3,375 which was reimbursed for executive financial planning services and $8,500 which represents contributions made by us pursuant to our 401(k).

(10) From December 1, 2000 until August 28, 2001 of our fiscal year, Mr. O'Meara was our Vice President of Finance. Mr. O'Meara was promoted to Executive Vice President and Chief Financial Officer on August 29, 2001. Mr. O'Meara was our acting Chief Financial Officer from April to August 29, 2001.

(11) Includes an option to purchase 180,000 shares granted to Mr. Stefanski in connection with his surrender of an option to purchase 210,000 shares which was granted to him by Reuters under the TFT Stock Option Plan, which is described in the final prospectus included in our Form S-1 filed with the Securities and Exchange Commission on February 29, 2000.

Option Grants in Last Fiscal Year

   The following table sets forth information as to stock options granted to the Named Executive Officers during fiscal 2001. These options were granted under our 1996 Stock Option Plan, as amended, and, unless otherwise indicated, provide for vesting as to 25% of the underlying common stock one year after the date of grant, then ratably over a period of 36 months thereafter. Options were granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. For options granted prior to our initial public offering in July 1999, the fair market value of our common stock on the date of grant was as determined by our Board of Directors. For options granted after the initial public offering, the fair market value of our common stock on the date of grant was the closing sales price of the common stock on The Nasdaq National Market on that date. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the exercise price per share for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                         Number of  Percent Total                     Potential Realizable Value at
                         Securities    Options    Exercise            Assumed Annual Rate of Stock
                         Underlying  Granted to    Price              Appreciation for Option Term
                          Options   Employees in    Per    Expiration -----------------------------
          Name            Granted    Fiscal Year   Share      Date          5%            10%
          ----           ---------- ------------- -------- ----------  -----------    -----------
Vivek Y. Ranadive(1).... 2,250,000      12.10%     $11.57   11/21/11  $16,371,699    $41,489,101
Frank J. Bergandi(2)....   280,000       1.51        8.00   10/08/11    1,408,724      3,569,983
Paul G. Hansen..........        --         --          --         --           --             --
Rajesh U. Mashruwala....        --         --          --         --           --             --
Christopher G. O'Meara..        --         --          --         --           --             --
Robert P. Stefanski.....        --         --          --         --           --             --

--------
(1) Received grant on November 21, 2001.

(2) Received grant on October 8, 2001.

Aggregate Stock Option Exercises in Fiscal 2001 and Fiscal Year-End Values

   The following table sets forth information with respect to unexercised options held by the Named Executive Officers as of November 30, 2001. Amounts under "Unexercisable" in the table below include (i) unvested shares, notwithstanding the fact that such shares have been issued to the Named Executive Officer, and (ii) unvested options, notwithstanding the fact that they are immediately exercisable upon grant, in each case because unvested shares are subject to repurchase by us at the original exercise price upon the Named Executive Officer's cessation of service. The amounts under "Value of Unexercised In-the-Money Options" were calculated by determining the difference between the exercise price and the closing price of our common stock on The Nasdaq National Market on November 30, 2001, which was $12.59.

                                                        Number of Securities
                                                       Underlying Unexercised
                                                             Options at           Value of Unexercised
                                Shares                    November 30, 2001       In-The-Money Options
                              Acquired on   Value     ------------------------- -------------------------
            Name               Exercise    Realized   Exercisable Unexercisable Exercisable Unexercisable
            ----              ----------- ----------- ----------- ------------- ----------- -------------
Vivek Y. Ranadive(1).........    10,000   $    88,500  6,043,624    1,893,875   $69,512,840  $3,197,286
Frank J. Bergandi(2).........        --            --    305,408      364,586     3,004,591   2,767,631
Paul G. Hansen...............   794,755    11,960,197         --           --            --          --
Rajesh U. Mashruwala(3)......        --            --         --           --            --          --
Christopher G. O'Meara(4)....    58,000     2,414,281    159,029      195,968     1,838,669   2,280,569
Robert P. Stefanski(5).......    30,000       473,100    238,010      124,987     2,777,627   1,430,113

--------
(1) The number of securities underlying unexercised options at November 30, 2001 and the value of unexercised in-the-money options do not include 3,000,000 shares underlying options with a weighted average exercise price of $51.25 which were voluntarily relinquished by Mr. Ranadive on May 15, 2001.

(2) The number of securities underlying unexercised options at November 30, 2001 and the value of unexercised in-the-money options do not include 130,000 shares underlying options with a weighted average exercise price of $60.41 which were voluntarily relinquished by Mr. Bergandi on April 5, 2001 in our 2001 Stock Option Exchange Program. Prior to Mr. Bergandi's appointment to Executive Vice President, Worldwide Sales and Field Operations later in April 2001, Mr. Bergandi was eligible to participate in our 2001 Stock Option Exchange Program, which is described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2001 filed with the Securities and Exchange Commission on January 30, 2002.

(3) The number of securities underlying unexercised options at November 30, 2001 and the value of unexercised in-the-money options do not include 810,000 shares underlying options with a weighted average exercise price of $69.98 which were voluntarily relinquished by Mr. Mashruwala on May 15, 2001.

(4) The number of securities underlying unexercised options at November 30, 2001 and the value of unexercised in-the-money options do not include 70,000 shares underlying options with a weighted average exercise price of $61.22 which were voluntarily relinquished by Mr. O'Meara on May 15, 2001.

(5) The number of securities underlying unexercised options at November 30, 2001 and the value of unexercised in-the-money options do not include 255,000 shares underlying options with a weighted average exercise price of $68.90 which were voluntarily relinquished by Mr. Stefanski on May 15, 2001.

Employment Agreements

   All of our executive officers are employed at-will. However, Mr. Ranadive's employment may only be terminated upon 120 days prior written notice and Mr. Stefanski's employment may only be terminated upon six months prior written notice pursuant to agreements entered into with us. Each of our other executive officers may be terminated without cause or with cause upon (i) two weeks prior written notice or (ii) pay equal to two weeks of such officer's salary in lieu of such notice.

   Each of our executive officers is a party to our standard non-disclosure agreement. Under the non-disclosure agreements, for one year following their termination, our employees agree not to solicit any other employee to leave our employ. The employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to us.

                              EXECUTIVE OFFICERS

   The name of and certain information regarding each of our executive officers as of November 30, 2001 is set forth below.

              Name              Age                 Position
              ----              ---                 --------
  Vivek Y. Ranadive............ 44  President, Chief Executive Officer and
                                    Chairman of the Board
  Frank J. Bergandi............ 51  Executive Vice President, Worldwide Sales
                                    and Field Operations
  Rajesh U. Mashruwala......... 50  Executive Vice President, Sales and
                                    Marketing
  Christopher G. O'Meara....... 44  Executive Vice President, Chief Financial
                                    Officer
  Robert P. Stefanski.......... 40  Executive Vice President, General Counsel
                                    and Secretary
  Ginger M. Kelly.............. 37  Vice President, Corporate Controller

   Vivek Y. Ranadive has served as our President, Chief Executive Officer and Chairman of our Board of Directors since its inception in January 1997. From 1985 to 1997, Mr. Ranadive served as the Chairman and Chief Executive Officer of Teknekron. In addition, Mr. Ranadive served as President, Chief Executive Officer and Chairman of the Board of TFT from its inception until December 1998. Mr. Ranadive received his B.S. in electrical engineering and computer science and his M.S. in engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard University.

   Frank J. Bergandi has served as our Executive Vice President, Worldwide Sales and Field Operations since November 2000. From June 1998 to November 2000, Mr. Bergandi held various positions with us including Senior Vice President, Worldwide Sales and Field Operations. From November 1996 to October 1997, Mr. Bergandi served as Chief Executive Officer of Objectivity, Inc. a software company. Mr. Bergandi received his B.A. in Marketing and his M.B.A. in Systems from DePaul University.

   Rajesh U. Mashruwala has served as our Executive Vice President, Sales and Marketing since March 1997. From February 1995 to March 1997, Mr. Mashruwala held various positions with us and with Teknekron, including a position as our Vice President, Enterprise Business Applications. From October 1993 to February 1995, Mr. Mashruwala was President of Media Computer Technology, Inc., a provider of magnetic and optical media products. Mr. Mashruwala received his degree in engineering from the Indian Institute of Technology, Bombay and his M.S. in engineering from the University of California, Berkeley.

   Christopher G. O'Meara has served as our Executive Vice President and Chief Financial Officer since August 2001. From August 1998 to August 2001, Mr. O'Meara was our Vice President, Finance and Treasurer. From June 1992 to July 1998, Mr. O'Meara was Corporate Vice President and Treasurer at Adaptec.
Mr. O'Meara received his B.A. in economics from Stanford University and his M.B.A. from Northwestern University.

   Robert P. Stefanski has served as our Executive Vice President and General Counsel since May 1998 and as our Secretary since May 1997. From November 1996 to March 1998, Mr. Stefanski was the Director of Intellectual Property for Reuters America, Inc., an affiliate of ours. From September 1989 to November 1996, Mr. Stefanski was an attorney with the law firm of Weil, Gotshal & Manges. Mr. Stefanski received his B.S. in mathematics from Northern Michigan University and his M.S. in engineering and his J.D. from the University of Michigan.

   Ginger M. Kelly has served as our Vice President, Chief Accounting Officer since June 1999 and Corporate Controller since February 1999. From January 1998 to February 1999, Ms. Kelly was our Operations Controller. Prior to joining us Ms. Kelly held various finance positions with Informix Software Inc. and worked as a C.P.A. with Ernst & Young LLP. Ms. Kelly received her B.S. in Business Administration from San Jose State University.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that, during fiscal 2001, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were satisfied except as follows: Mr. Mashruwala's filing was untimely for the month of January and Mr. Stefanski's January and June filings were untimely to the extent such filings related to options for our common stock granted pursuant to the TFT Stock Option Plan.

   COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION IN COMPENSATION
                      DECISIONS AND CERTAIN TRANSACTIONS

   From December 1 until August 31 of fiscal 2001, the Compensation Committee of our Board of Directors consisted of Yogen K. Dalal, Donald J. Listwin and Philip K. Wood. Mr. Wood is the Deputy Finance Director of Reuters and was nominated for service on our Board of Directors by Reuters. Mr. Listwin resigned from the Board of Directors on August 31, 2001. From September 1, 2001 until our fiscal year end, the Compensation Committee consisted of Mr. Dalal and Mr. Wood.

   We entered into a license, maintenance and distribution agreement with Reuters which was amended in June 2001. Under the amended agreement, Reuters agreed to continue its obligation to pay a minimum guaranteed distribution fee to us in the amount of $20 million per year through December 2002. In fiscal 2001, revenue from Reuters was $25.6 million. The amended agreement also revises the terms under which we may sell to customers in the financial services segment. In addition, the amended agreement also requires us to provide Reuters with internal maintenance and support until December 31, 2011 for a fee of $1.2 million for the calendar year 2001 and $2.0 million per year thereafter. Reuters may choose at its option to discontinue such internal maintenance and support after 2002 and pay no additional fees.

   The terms of the license, maintenance and distribution agreement and the June 2001 amendment were the result of negotiations between Reuters and us, and were approved by a majority of our Board of Directors, including a majority of our independent and disinterested directors. For a more detailed description of the terms of the license, maintenance and distribution agreement, see "Compensation Committee Interlocks and Insider Participation" in our Definitive Proxy Statement for fiscal 1999, which was filed with the Securities and Exchange Commission on March 10, 2000, and the copy of the June 2001 amendment which was filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended August 31, 2001, which was filed with the Securities and Exchange Commission on October 5, 2001.

   Mr. Volpi, a member of our Board of Directors, is the Senior Vice President of the Internet Switching and Services Group at Cisco. In March 1999, we granted Cisco a three-year license to embed our TIBCO Rendezvous product and multicasting technology in its Internetworking Operating System and Cisco Networking Services for Active Directory, or CNS/AD, products. In November 1999, we granted Cisco an expanded license to embed our TIBCO Rendezvous and TIBCO Hawk products in all of Cisco's products. We recorded license revenue of $1.3 million and service and maintenance revenue of $1.2 million from Cisco in fiscal 2001. The terms of the Cisco agreements were the result of arm's-length negotiations between Cisco and us, and were approved by a majority of our Board of Directors, including a majority of our independent and disinterested directors. We believe that the terms of the technology licensing agreement with Cisco are no less favorable to us than could have been negotiated with an unaffiliated third party.

   Mr. Sonsini, a member of our Board of Directors, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. We have retained Wilson Sonsini Goodrich & Rosati, Professional Corporation, to provide legal services to us as outside legal counsel.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   Our executive compensation program is designed to align stockholder interests with our business strategy, values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our financial performance and by encouraging ownership of our stock, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

   The executive compensation guidelines of the Compensation Committee were developed to combine competitive levels of compensation and rewards for superior performance and to align relative compensation with the achievements of essential corporate goals, satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock option grants to management are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

   A position evaluation program establishes grade levels among all positions reflecting the importance and value of each position to us. A position's grade level determines a range of values within which the executive's compensation is set.

   Executive officers' compensation include: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees, including a 401(k) plan, health and welfare insurance, life insurance, and an employee stock purchase plan, some of which allocate payments generally based on an individual's level of annual cash compensation. Benefits under these general plans are indirectly tied to our performance.

   The cornerstone of our compensation program is to pay for performance. In addition to base salary, all major elements of our executive compensation programs vary directly with both corporate and individual performance. As part of that, the Compensation Committee sets aggressive performance targets for our executives. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

Annual Cash Compensation

   Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Salaries for our executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the executive's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer's on-going duties, general changes in the compensation peer group in which we compete for executive talent, and our financial performance generally. The weight given each such factor by the Compensation Committee may vary with each individual. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the salary ranges used in the compensation program are competitive for comparable positions. The Compensation Committee monitors and approves changes in base salary for the Named Executive Officers.

   The Compensation Committee believes that a cash incentive bonus plan can serve to motivate our executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including the officer's level of responsibility, individual performance, contributions to our success and our financial performance generally. The Compensation Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For fiscal 2001, incentive awards paid to most executive officers were primarily determined by applying the provisions of the TIBCO Executive Incentive Plan (2001). This plan's formula measures our performance as measured by revenue growth and profitability. Each year the Compensation Committee approves goals for the Incentive Plan based on our strategy and the outlook for business conditions that year. After the close of business each year, the formula takes into account how well we performed against our goals.

   Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary. Awards are approved by the Compensation Committee based upon recommendations by management after year end. It is our intent to place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

Long-Term Incentive Awards

   Long-term incentive awards are made under the 1996 Stock Option Plan, as amended ("Plan"). The Plan, which is administered by the Compensation Committee, is an omnibus plan and provides stock based awards to eligible employees which include most employees as well as our executive officers.

   Stock option awards are based on guidelines that provide for larger awards commensurate with position levels that reflect competitive grant practices within a broad peer group of companies in the software and technology industries. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage our company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on our long-term performance, which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To achieve this goal, stock options typically vest and become fully exercisable over a four-year period. The principal factors considered in granting stock options to our officers are prior performance, contributions to the company, level of responsibility, other compensation, and the executive officer's ability to influence our long-term growth and profitability. The stock option plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance. In addition, for fiscal 2001, long-term incentive awards granted to most executive officers were also determined by applying the provisions of the TIBCO Executive Incentive Plan (2001). This plan's formula measures our performance as measured by revenue growth and profitability. Each year the Compensation Committee approves goals for the Incentive Plan based on our strategy and the outlook for business conditions that year. After the close of business each year, the formula takes into account how well we performed against our goals.

   Section 162(m) of the Internal Revenue Code disallows a deduction by us for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. Because the compensation paid to the executive officers has not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. The Compensation Committee remains aware of the Internal Revenue Code Section 162(m) limitations and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.

Chief Executive Officer Compensation

   Vivek Y. Ranadive has served as our President, Chief Executive Officer and Chairman of the Board since our inception in January 1997. The Compensation Committee used the executive compensation practices described above to determine Mr. Ranadive's fiscal 2001 compensation. In setting both the cash-based and equity-based elements of Mr. Ranadive's compensation, the Compensation Committee made an overall assessment of Mr. Ranadive's leadership in reaching our long-term and short-term strategic, operational and business goals for fiscal 2001. Mr. Ranadive's total compensation reflects a consideration of both competitive forces and our performance.

   More specifically, the Compensation Committee reviewed salaries paid to CEOs in other companies in our geographic area and industry. Furthermore, the Compensation Committee determined that our revenue growth of 27% over our last fiscal year, and operating profitability, was due in significant part to the leadership of Mr. Ranadive. In recognition of Mr. Ranadive's leadership and contributions to us during fiscal 2001, the Compensation Committee awarded
Mr. Ranadive a bonus of $182,402, of which $127,378 was paid in December 2001 and $55,024 was deferred until December 2002. During fiscal 2001, Mr. Ranadive was also awarded stock option grants to purchase an aggregate of 2,250,000 shares of common stock at an average exercise price of $11.57 per share.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Yogen K. Dalal
                                          Philip K. Wood

                            STOCK PERFORMANCE GRAPH

   The following graph compares cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market--U.S. Index and the Internet Stock Index. The graph assumes that $100 was invested on July 14, 1999 in our common stock, the Nasdaq Stock Market-U.S. Index and the Internet Stock Index, and that all dividends were reinvested. No cash dividends have been declared or paid on our common stock. Please note that historic stock price performance is not necessarily indicative of future stock price performance.


                                    [CHART]

                TIBCO SOFTWARE, INC.  NASDAQ STOCK MARKET (U.S.)    PEER GROUP
7/14/99                100.00                 100.00                  100.00
7/99                    92.66                  98.20                   87.91
8/99                    83.78                 102.35                   94.33
9/99                    92.95                 102.49                  103.61
10/99                  120.46                 110.7                   114.94
11/99                  299.61                 124.17                  140.63
12/99                  472.59                 151.48                  178.29
1/00                   476.45                 145.89                  169.33
2/00                  1214.02                 173.65                  207.13
3/00                   755.29                 170.06                  209.25
4/00                   825.38                 143.04                  183.40
5/00                   515.50                 125.78                  151.81
6/00                   993.77                 147.87                  179.02
7/00                   954.54                 139.85                  183.55
8/00                   944.69                 156.39                  210.66
9/00                   782.52                 136.07                  193.12
10/00                  583.84                 124.89                  173.07
11/00                  320.88                  96.22                  129.37
12/00                  444.26                  91.11                  111.22
1/01                   351.58                 102.16                  121.73
2/01                   125.11                  79.09                   80.18
3/01                    78.77                  68.00                   60.43
4/01                   105.65                  78.15                   74.18
5/01                   127.89                  78.05                   73.64
6/01                   118.34                  80.15                   71.03
7/01                    83.87                  75.06                   62.88
8/01                    79.42                  66.88                   50.31
9/01                    68.02                  55.62                   39.83
10/01                   78.22                  62.75                   45.79
11/01                  116.68                  71.70                   55.54



                           7/14/99  7/99   8/99   9/99  10/99  11/99  12/99   1/00   2/00    3/00
                           ------- ------ ------ ------ ------ ------ ------ ------ ------- -------
TIBCO SOFTWARE INC........ 100.00   92.66  83.78  92.95 120.46 299.61 472.59 476.45 1214.02 755.29
NASDAQ STOCK MARKET (U.S.) 100.00   98.20 102.35 102.49 110.70 124.17 151.48 145.89  173.65 170.06
PEER GROUP................ 100.00   87.91  94.33 103.61 114.94 140.63 178.29 169.33  207.13 209.25

                            4/00    5/00   6/00   7/00   8/00   9/00  10/00  11/00   12/00  1/2001
                           ------- ------ ------ ------ ------ ------ ------ ------ ------- -------
TIBCO SOFTWARE INC........ 825.38  515.50 993.77 954.54 944.69 782.52 583.84 320.88  444.26 351.58
NASDAQ STOCK MARKET (U.S.) 143.04  125.78 147.87 139.85 156.39 136.07 124.89  96.22   91.11 102.16
PEER GROUP................ 183.40  151.81 179.02 183.55 210.66 193.12 173.07 129.37  111.22 121.73

                           2/2001  3/2001 4/2001 5/2001 6/2001 7/2001 8/2001 9/2001 10/2001 11/2001
                           ------- ------ ------ ------ ------ ------ ------ ------ ------- -------
TIBCO SOFTWARE INC........ 125.11   78.77 105.65 127.89 118.34  83.87  79.42  68.02   78.22 116.68
NASDAQ STOCK MARKET (U.S.)  79.09   68.00  78.15  78.05  80.15  75.06  66.88  55.62   62.75  71.70
PEER GROUP................  80.18   60.43  74.18  73.64  71.03  62.88  50.31  39.83   45.79  55.54

Other Matters

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                            /s/ Robert P. Stefanski
                                         --------------------------------------
                                                   Robert P. Stefanski
                                                        Secretary

March 6, 2002

                                                                     1858-PS-02

                                      PROXY

                               TIBCO SOFTWARE INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TIBCO Software Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 6, 2002, and hereby appoints Vivek Y. Ranadive and Christopher G. O'Meara, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side, all shares of common stock of TIBCO Software Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of TIBCO Software Inc. to be held on April 11, 2002 at 10:00 a.m., local time, at the headquarters of TIBCO Software Inc. located at 3165 Porter Drive, Palo Alto, CA 94304, and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE RESERVE
   SIDE                                                                 SIDE
   ----                                                                 ----


                   Vote by Telephone                                                     Vote by Internet
                   -----------------                                                     ----------------
Its fast, convenient, and immediate!  Call Toll-Free on a         Its fast, convenient, and your vote is immediately
Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).                 confirmed and posted.

Follow these four easy steps:                                     Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.         1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Call the toll-free number 1-877-PRX-VOTE                      2.  Go to the Website
    (1-877-779-8683).                                                 http://www.eproxyvote.com/tibx.

3.  Enter your 14-digit Voter Control Number located on your      3.  Enter your 14-digit Voter Control Number located on your
    Proxy Card above your name.                                       Proxy Card above your name.

4.  Follow the recorded instructions.                             4.  Follow the instructions provided.

Your vote is important!                                           Your vote is important!
Call 1-877-PRX-VOTE anytime!                                      Go to http://www.eproxyvote.com/tibx anytime!
                                                                        ------------------------------


Do not return your Proxy Card if you are voting by Telephone or Internet.

                                                         DETACH HERE

[X] Please mark vote as in this example.

A vote FOR the following proposals is recommended by the Board of Directors.

1.  To elect nine directors, each to serve until TIBCO Software Inc.'s next annual meeting of stockholders or until their successors are duly elected and qualified.

      Director Nominees:
      -----------------
       (01) Vivek Y. Ranadive                   (02) Philip Green                          (03) Naren Gupta
       (04) Peter Job                           (05) William A. Owens                      (06) Larry W. Sonsini
       (07) Matthew J. Szulik                   (08) Michelangelo Volpi                    (09) Philip K. Wood


        [_]     FOR ALL NOMINEES                  [_]    WITHHELD FROM ALL NOMINEES

        [_]     -----------------------------------------------
                For all nominees except as noted above


2.  To amend TIBCO Software Inc.'s 1996 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder by 4.5 million shares (the "Additional Shares"), and to modify the provisions related to the number of shares of our common stock reserved for issuance under the 1996 Stock Option Plan such that the Additional Shares may only be issued pursuant to the Employee Stock Purchase Program included in the 1996 Stock Option Plan.

        [_] FOR                             [_] AGAINST                            [_] ABSTAIN


3.  To amend TIBCO Software Inc.'s 1998 Director Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder by 2.0 million shares.

        [_] FOR                             [_] AGAINST                            [_] ABSTAIN



4. To amend TIBCO Software Inc.'s 1998 Director Option Plan to change the number of shares of the Company's common stock for automatic annual option grants: (i) to new members of the Company's Board of Directors from 150,000 shares to 100,000 shares; and (ii) to re-elected members of the Company's Board of Directors from 60,000 shares to 40,000 shares.

        [_] FOR            [_] AGAINST            [_] ABSTAIN


5. To ratify the appointment of PricewaterhouseCoopers LLP as Independent Accountants for the fiscal year ending November 30, 2002.

        [_] FOR            [_] AGAINST            [_] ABSTAIN


In their discretion, the Proxies are authorized to vote or otherwise represent the shares on any and all such other business which may properly come before the meeting or any adjournment thereof.

[_] MARK HERE FOR ADDRESS CHANGE AND
NOTE AT RIGHT                            --------------------------------

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Signature:                Date:       Signature:                Date:
          ----------------     ------           ----------------     ------